Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

THIRD QUARTER 2015 FINANCIAL RESULTS

-	Company records $67.3 million in total net product sales -

Cambridge, MA, November 9, 2015 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced its financial results and business highlights for the third quarter of 2015.

Highlights

•	Aegerion recorded total net product sales of $67.3 million in the third quarter of 2015.
•	Aegerion recorded $58.8 million in net product sales of JUXTAPID® (lomitapide) capsules in the third quarter of 2015, $49.6 million of which was from prescriptions written in the United States.
•

Aegerion recorded $8.5 million in net product sales of MYALEPT® (metreleptin for injection) in the third quarter of 2015, which includes a $700,000 sale of inventory to Shionogi for distribution in Japan, South Korea and Taiwan. As of October 30, 2015, 78 generalized lipodystrophy (GL) patients were active on commercial therapy, an increase of 10 patients from July 31, 2015.

•	Aegerion generated $14.7 million of cash in the third quarter of 2015.
•	Aegerion obtained pricing and reimbursement approval for LOJUXTA® (lomitapide) in the Netherlands through the Dutch Ministry of Health.
•

Aegerion is on track with its plan to file a Japanese NDA for lomitapide in adult HoFH patients in early 2016. Aegerion anticipates a nine month review period as a result of lomitapide’s orphan drug status.

Chief Executive Officer Sandford D. Smith commented, “In the third quarter, we executed well on a number of Aegerion’s key strategic objectives by maintaining a strong focus on our current commercial products and progressing towards broader market access for LOJUXTA in Europe. We are managing JUXTAPID through volatile market dynamics associated with the introduction of PCSK9 inhibitors. In addition, we continue to identify generalized lipodystrophy patients and bring them on to MYALEPT. We view MYALEPT as an important and steady growth driver.

“We made progress towards supporting the long-term growth of Aegerion through a strategic plan that prioritizes Aegerion’s life cycle management and business development initiatives. Deepening Aegerion’s pipeline with opportunities for both MYALEPT and JUXTAPID, as well as potential new assets, remains an important objective. We expect that these efforts, combined with our ongoing expansion into both European and other international markets, will support meaningful future growth.”

Financial Results

Total net product sales for the third quarter ended September 30, 2015 were $67.3 million, compared with $43.7 million in the third quarter of 2014. Total net product sales for the nine months ended September 30, 2015 were $190.9 million, compared with $106.7 million for the nine months ended September 30, 2014.

Net product sales for JUXTAPID for the third quarter ended September 30, 2015 were $58.8 million, compared with $43.7 million in the third quarter ended September 30, 2014.  $49.6 million of net product sales in the third quarter of 2015 were from prescriptions written in the U.S. The increase in JUXTAPID net product sales was attributable to an increase in the number of patients on therapy and the higher average sales price of JUXTAPID in the U.S. in the third quarter of 2015 compared to the same period in 2014, as well as an increase in international sales, primarily in Brazil. The Company expects net product sales from named patient sales in ex-U.S. countries to continue to fluctuate significantly from quarter to quarter.

Net product sales for MYALEPT for the third quarter ended September 30, 2015 were $8.5 million, compared with $7.1 million in the second quarter of 2015. The $8.5 million includes a $700,000 sale of inventory to Shionogi for distribution in Japan, South Korea and Taiwan. Due to the current payer mix and quantity of units ordered per patient, and following the Company’s MYALEPT launch price implementation in February, the gross-to-net adjustment for sales of MYALEPT in the U.S. for the nine months ended September 30, 2015 was approximately 30%. Of the 30%, 27% was attributable to Medicaid rebates.

For the third quarter ended September 30, 2015, GAAP net loss was $9.8 million, or $0.34 basic and diluted loss per share, compared with a GAAP net loss of $5.9 million, or $0.20 basic and diluted loss per share, for the same period in 2014. For the nine months ended September 30, 2015, GAAP net loss was $36.7 million, or $1.28 basic and diluted loss per share, compared with a GAAP net loss of $31.3 million, or $1.07 basic and diluted loss per share, for the same period in 2014.

For the third quarter ended September 30, 2015, total operating expenses on a GAAP basis were $55.2 million, compared with $41.9 million for the same period in 2014. For the nine months ended September 30, 2015, total operating expenses on a GAAP basis were $167.1 million, compared with $122.8 million for the same period in 2014.

Selling, general and administrative expenses were $43.9 million for the third quarter ended September 30, 2015, compared to $31.4 million for the same period in 2014. Selling, general and administrative expenses were $133.5 million for the nine months ended September 30, 2015, compared to $95.5 million for the same period in 2014.  The increase in selling, general and administrative expenses in the third quarter of 2015 over the comparable period in 2014 was primarily related to an increase in employee-related costs associated with increased headcount; increased legal fees primarily related to our ongoing investigations, professional services fees and consulting costs. These increases were partially offset by a decrease in stock-based compensation due to forfeitures of awards from changes in the executive and employee base.

As a result of a breach of certain covenants under the loan agreement with Silicon Valley Bank (SVB), the Company is currently in default on its outstanding $25 million term loan. SVB has granted a temporary forbearance on the defaulted loan, and the Company has reclassified $25.5 million of cash as restricted cash, and reclassified $25 million from long-term debt to current.

Cash and cash equivalents totaled $71.7 million as of September 30, 2015, compared to $375.9 million as of December 31, 2014, with the decrease primarily due to the $325 million payment the

Company made for the acquisition of MYALEPT in January 2015. Third-quarter cash also reflects the $25.5 million reclassification as a result of the SVB loan default.

Research and development expenses were $11.3 million for the quarter ended September 30, 2015 compared to $10.4 million for the same period in 2014. Research and development expenses were $33.6 million for the nine months ended September 30, 2015, compared to $27.3 million for the same period in 2014.  The increase in research and development expenses for the third quarter of 2015 over the comparable period in 2014 was primarily related to an increase in salary and employee-related costs; an increase in clinical development expenses incurred to support a marketing authorization application for lomitapide in Japanese HoFH patients; costs associated with the continuation of the observational cohort and vascular imaging post-marketing studies for lomitapide; and costs associated with contracted research organizations. These increases were partially offset by a decrease in regulatory filing fees and share-based compensation due to forfeitures of awards from changes in the employee base.

Aegerion’s non-GAAP operating results are GAAP operating results adjusted for the following items: 1) the impact of stock-based compensation; 2) the amortization of debt discount and deferred financing costs; 3) the purchase price allocation accounting effects on the stepped up preliminary fair value of metreleptin inventory that the Company acquired in cost of product sales; and 4) the amortization of intangible assets acquired. A full reconciliation of GAAP to non-GAAP financial results is included later in this press release. Prior year non-GAAP financial results conform to current year presentation.

For the third quarter ended September 30, 2015, non-GAAP net income was $5.7 million, or $0.20 basic earnings per share, compared with non-GAAP net income of $3.5 million, or $0.12 basic earnings per share, for the same period in 2014. For the nine months ended September 30, 2015 and 2014, non-GAAP net income was $13.5 million, or $0.47 basic earnings per share, compared with a non-GAAP net loss of $5.4 million, or $0.18 basic loss per share, for the same period in 2014.

2015 Financial Guidance

Aegerion stated the following financial guidance for 2015:

•	Aegerion now expects total full-year 2015 global net product sales to be between $230 million and $245 million, revised from the prior range of between $205 million and $235 million.
•	Aegerion expects full-year 2015 global net product sales of JUXTAPID to be between $205 million and $215 million, revised from the prior range of between $195 million and $215 million.
•	Aegerion now expects full-year 2015 global net product sales of MYALEPT to be between $25 million and $30 million, increased from the prior range of between $10 million and $20 million.
•

Aegerion continues to expect full-year 2015 total non-GAAP operating expenses of between $195 million and $205 million. The Company’s non-GAAP operating expenses exclude the impact of expected stock-based compensation expenses of between $20 million and $25 million, cash and non-cash interest expense, and the purchase price accounting effects related to the preliminary fair value of assets acquired in the MYALEPT acquisition.

•	Aegerion continues to expect to generate positive cash flow from operations for the full year of 2015.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Monday,  November 9, 2015 at 5:00 p.m. EST. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com . An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com  .

Non-GAAP Results

These non-GAAP results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results and provide additional information regarding its financial position. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached financial information.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding expectations as to future results, including anticipated net product sales, operating expenses, and cash flow; value creation opportunities; expectations with respect to the impact of PCSK9 inhibitors on the JUXTAPID business; the growth of our business; expectations with respect to named patient sales outside the U.S and our plans for clinical development, regulatory filings, potential label expansion and pipeline expansion opportunities. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among others: the risk that market acceptance of JUXTAPID and MYALEPT in the U.S. may not continue at the levels we expect, and may be lower outside the U.S. than we expect; the risk that the conversion of prescriptions for JUXTAPID or MYALEPT into patients on therapy may be lower than we expect or the drop-out rate may be higher than we expect; the risk that the prevalence of the diseases our products treat may be lower than our estimates, and that it may be more difficult to identify patients than we expect; the risk that the side effect profile or other results for our products in commercial use and in further clinical studies are inconsistent, in scope and severity, with the side effect profile and other results observed in the pivotal study of each drug; the risk that the negative impact of launch of PCSK9 inhibitors on JUXTAPID sales will be greater than we expect, particularly in the U.S. where the negative impact has been greater than we expected to date, or that other competitive products will negatively impact our results; the risk that private or government payers may refuse to reimburse our product, or may impose onerous restrictions that hinder reimbursement or significantly limit or cap the price we charge or the number of reimbursed patients who receive our products; the risk that our business may be negatively impacted if there are more Medicaid patients prescribed MYALEPT than we expect; the risk that named patient sales in Brazil and other key countries outside the U.S. may not be at the levels we expect; the risk that regulatory authorities in countries where either of our products is not yet approved may not be satisfied with the efficacy or safety profile of the product; the risk that we do not receive approval for each product in additional countries on a timely basis, or at all, or that regulatory authorities impose significant restrictions on approval or require additional development; the risk that exchange rates will negatively impact the amount of net product sales recognized; the risk that technical hurdles may delay initiation of future clinical trials; the risk that we will not be successful in our label expansion or business development efforts; the risk that our patent portfolio and marketing and data exclusivity may not be as strong as we anticipate; the risk of unexpected manufacturing issues affecting future supply; the risk of an enforcement action or settlement with the government, which we expect is a probable result of the ongoing DOJ and SEC investigations, and the terms thereof; with respect to ongoing or future investigations and the risks associated with the unpredictable nature and timing of government investigations, and the impact of investigations on our business; the risk that we incur more costs than we expect in responding to investigations and defending ourselves in litigation and in connection with any settlement entered into in connection with these investigations; the risk that Silicon Valley Bank will accelerate our long-term debt as a result of our breach of certain covenants under our loan agreement with Silicon Valley Bank; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in the commercialization, drug development and regulatory approval process. For additional disclosure regarding these and other risks we face, see the disclosure contained in the "Risk Factors" section of Aegerion's Quarterly Report on Form 10-Q filed on November 9, 2015, and our other public filings with the Securities and Exchange Commission, available on the SEC's website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website (www.aegerion.com) and our investor relations website (http://ir.aegerion.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations & Public Relations

(857) 242-5024

amanda.murphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In 000s)	2015	2014	2015	2014
Net product sales	$67,303	$43,674	$190,884	$106,661
Cost of product sales	14,486	3,783	40,321	10,605
Operating expenses:
Selling, general and administrative	43,923	31,440	133,523	95,549
Research and development	11,282	10,438	33,551	27,284
Total operating expenses	55,205	41,878	167,074	122,833
Loss from operations	(2,388)	(1,987)	(16,511)	(26,777)
Interest expense, net	(7,113)	(3,175)	(21,113)	(3,316)
Other income (expense), net	30	(511)	1,631	(649)
Loss before provision for income taxes	(9,471)	(5,673)	(35,993)	(30,742)
Provision for income taxes	(294)	(198)	(747)	(527)
Net loss	$(9,765)	$(5,871)	$(36,740)	$(31,269)
Net loss per common share - basic and diluted	$(0.34)	$(0.20)	$(1.28)	$(1.07)
Weighted-average shares outstanding - basic and diluted	28,681	28,973	28,598	29,291

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets Information

(unaudited)

(In 000s)	September 30, 2015	December 31, 2014
Cash, cash equivalents and marketable securities	$71,738	$375,937
Restricted cash	25,505	-
Accounts receivable	18,221	17,125
Inventories	57,038	9,510
Prepaid expenses and other current assets	12,761	4,852
Property and equipment, net	4,674	4,711
Intangible assets and goodwill, net	258,619	—
Other assets	4,777	5,322
Total assets	$453,333	$417,457

Accounts payable and accrued liabilities	$51,204	$36,361
Current portion of long-term debt	25,000	3,456
Long-term debt	228,964	215,407
Other noncurrent liabilities	3,109	1,937
Total liabilities	308,277	257,161
Total stockholders’ equity	145,056	160,296
Total liabilities and stockholders’ equity	$453,333	$417,457

Aegerion Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In 000s)	2015	2014	2015	2014
Net loss reconciliation:
GAAP net loss	$(9,765)	$(5,871)	$(36,740)	$(31,269)
Stock based compensation	3,872	7,036	18,240	23,525
Amortization of debt discount & deferred financing fees	5,116	2,326	14,775	2,362
Amortization of acquired intangible assets	5,094	—	15,281	—
Inventory fair value step-up in cost of product sales	1,425	—	1,921	—
Non-GAAP net income/(loss)	$5,742	$3,491	$13,477	$(5,382)

GAAP net loss per common share - basic and diluted	$(0.34)	$(0.20)	$(1.28)	$(1.07)

Non-GAAP net income/(loss) per common share - basic	$0.20	$0.12	$0.47	$(0.18)

GAAP and Non-GAAP weighted-average common shares outstanding — basic	28,681	28,973	28,598	29,291

Cost of product sales reconciliation:
GAAP cost of product sales	$14,486	$3,783	$40,321	$10,605
Amortization of acquired intangible assets	(5,094)	—	(15,281)	—
Inventory fair value step-up in cost of product sales	(1,425)	—	(1,921)	—
Non-GAAP cost of product sales	$7,967	$3,783	$23,119	$10,605

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$43,923	$31,440	$133,523	$95,549
Stock based compensation	(2,785)	(5,727)	(15,093)	(19,658)
Non-GAAP selling, general and administrative	$41,138	$25,713	$118,430	$75,891

Research and development reconciliation:
GAAP research and development	$11,282	$10,438	$33,551	$27,284
Stock based compensation	(1,087)	(1,309)	(3,147)	(3,867)
Non-GAAP research and development	$10,195	$9,129	$30,404	$23,417